EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of March 21, 2005 by and between Leadis Technology, Inc., a Delaware corporation (the “Company”), and Chol Chong (the “Employee”).

In consideration of the promises and the terms and conditions set forth in this Agreement, the parties agree as follows:

1. Position and Duties. Employee will begin employment as Vice President of Operations of the Company on April 1, 2005 (the “Start Date”) or sooner and shall perform such duties as are ordinary, customary and necessary in such role. Employee will report directly to the Chief Executive Officer of the Company. Employee shall devote his full business time, skill and attention to the performance of his duties on behalf of the Company.

2. Compensation and Benefits.

(a) Salary. The Company agrees to pay Employee a minimum annual salary of Two Hundred Fifteen Thousand Dollars ($215,000) payable as earned in accordance with the Company’s customary payroll practice (but no less than monthly). Employee’s salary shall be reviewed for possible increases annually.

(b) Cash Bonus. Employee will be eligible to receive an annual cash target bonus of Sixty Four Thousand Five Hundred Dollars ($64,500) payable in accordance with the Company’s then current bonus policy, based upon the achievement of milestones to be mutually agreed upon between Employee and the Company.

(c) Benefits. Employee will be eligible to participate in regular health insurance, vacation, and other employee benefit plans established by the Company for its employees from time to time on substantially the same terms as are made available to the Company’s salaried employees.

(d) Expenses. The Company will reimburse Employee for all reasonable and necessary expenses incurred by Employee in connection with the Company’s business, in accordance with any applicable policy established by the Board of Directors from time to time.

(e) Stock Options. Employee will be granted an option to purchase up to 150,000 shares of Common Stock (the “Initial Option”) of the Company under the 2004 Equity Incentive Plan (the “Plan”) at the fair market value of the Company’s Common Stock, as determined by the Board of Directors on the date the Board of Directors approves such grant. The Initial Option will vest at the rate of 2.0833% per month on each monthly anniversary of the Start Date and thereafter, so long as Employee remains employed by the Company.

3. Termination Without Cause.

(a) Termination Without Cause. In the event of any termination of Employee’s employment with the Company without “Cause” (as defined below) following the date that is three (3) months after the Start Date (an “Early Termination”), then in addition to any other amounts that may be due to him (i) the Company shall continue to pay Employee his then current salary, under Section 2(a) above, payable on the Company’s normal payroll dates until the date that is three (3) months after the date of such Early Termination, (ii) the Company shall continue to provide Employee with health insurance and other similar employee benefits (but excluding the accrual of additional vacation time) under Section 2(c), until the date that is three (3) months after the Early Termination, (iii) if such Early Termination occurs prior to the first anniversary of the Start Date, then the Initial Option shall be deemed vested with respect to 2.0833% for each full calendar month elapsed from the Start Date and (iv) effective as of such Early Termination, Employee shall automatically and without further action required on his part or the part of the Company receive (in additional to any vesting under (iii) above, if applicable) three (3) months of vesting acceleration with respect to each of his then outstanding stock options and each of the stock issuance agreements (but in each case, not exceeding to the total number of shares that remain unvested under the relevant document or agreement) pursuant to which he holds outstanding shares of the Company’s stock that are then subject to vesting (collectively, the benefits as described in (i), (ii), (iii) and (iv) are referred to as the “Basic Severance Compensation”).

As used in this Agreement, Employee shall be deemed to have been terminated by the Company without “Cause” if he resigns for a “Good Reason” (as defined below). The Company’s obligation to make the payments and provide the accelerated vesting required by Section 3(a) or 3(b) is in lieu of any damages or any other payment which the Company might otherwise be obligated to pay Employee as a result of the termination of employment without Cause.

(b) Termination Without Cause Following an Acquisition. If an Early Termination occurs during the twelve (12) month period following an Acquisition (as defined below), then in addition to any other amounts that may be due to him, but in lieu of the Basic Severance Compensation described above, (i) the Company shall continue to pay Employee his then current salary, under Section 2(a) above, payable on the Company’s normal payroll dates until the date that is six (6) months after the date of such Early Termination, (ii) the Company shall continue to provide Employee with health insurance and other similar employee benefits (but excluding the accrual of additional vacation time) under Section 2(c), until the date that is six (6) months after the Early Termination and (iii) effective as of such Early Termination Employee shall automatically and without further action required on his part or the part of the Company receive two (2) years of vesting acceleration with respect to each of his then outstanding stock options and each of the stock issuance agreements (but in each case, not exceeding the total number of shares that remain unvested under the relevant document or agreement) pursuant to which he holds outstanding shares of the Company’s stock that are then subject to vesting.

(c) Definitions.

(i) As used herein, an “Acquisition” means (1) a consolidation, merger or other reorganization of the Company with or into any other entity or entities in which the holders of the Company’s outstanding shares immediately before such consolidation, merger or other reorganization do not, immediately after such consolidation, merger or reorganization, retain equity interests representing a majority of the voting power of the surviving entity of such consolidation, merger or reorganization as a result of their shareholdings in the Company immediately prior to the consolidation, merger or reorganization, (2) a sale of all or substantially all of the assets of the Company and its subsidiaries, on a consolidated basis (except in connection with an insolvency, bankruptcy or similar proceeding) or (3) the acquisition by any person (including any corporation), directly or indirectly, of more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities, unless such acquisition is primarily to provide funding to the Company.

(ii) As used herein, “Cause” for termination would exist in the event of (1) any willful, material violation by Employee of any law or regulation applicable to the business of the Company which results in or has a reasonable chance to result in a material liability for or detriment to the Company, (2) Employee’s conviction for, or guilty plea to, any felony or any willful perpetration by Employee of a common law fraud, (3) Employee’s commission of a non-trivial act of personal dishonesty which involves personal profit in connection with the Company or any other entity having a material business relationship with the Company, or (4) any willful and continued failure or refusal by Employee to perform the material, lawful, duties required of Employee in his capacity as an executive of the Company or a material breach of any applicable invention assignment and/or confidentiality agreement or similar agreement that materially damages the Company; provided that with respect to willful and continued failures or refusals to performs duties, the Company will give written notice of such event and will give Employee twenty (20) days to cure such event before it may terminate him.

(iii) As used herein, “Good Reason” for a resignation would exist in the event of (1) a material reduction in Employee’s salary, (2) a material reduction in Employee’s responsibilities (provided no such reduction shall be deemed to have occurred solely by reason of the change in the Company’s status from that of an independent company to that of a subsidiary of a buyer of the Company following an Acquisition), (3) a relocation of the offices at which Employee is required to work to a location more than thirty five (35) miles from the city limits of San Jose, California, and (4) a material breach by the Company of its obligations under this Agreement that is not cured within twenty (20) days of notice thereof.

4. At-Will Employment. Employee will be an at-will employee of the Company, which means the employment relationship can be terminated by either the Employee or the Company for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary should be regarded by Employee as ineffective. Any modification or change in the at-will employment status may only occur by way of a written employment agreement signed by Employee and the Company.

5. Miscellaneous.

(a) Severability. If any provision of this Agreement shall be found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain. Such provision shall, to the extent allowable by law and the preceding sentence, be modified by such arbitrator or court so that it becomes enforceable and, as modified, shall be enforced as any other provision hereof, all the other provisions continuing in full force and effect.

(b) No Waiver. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

(c) Assignment. This Agreement and all rights hereunder are personal to Employee and may not be transferred or assigned by Employee at any time. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, provided, however, that any such assignee assumes the Company’s obligations hereunder.

(d) Withholding. All sums payable to Employee hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

(e) Entire Agreement. This Agreement constitutes the entire and only agreement and understanding between the parties governing the terms and conditions of employment of Employee with the Company and this Agreement supersedes and cancels any and all previous contracts, arrangements or understandings governing the terms and conditions of Employee’s employment by the Company; provided, however that the Agreement Regarding Confidential Information and Proprietary Developments to be entered into upon commencement of employment between the Company and Employee shall remain in full force and effect. In the event of any conflict between the terms of any other agreement between the Employee and the Company (whether entered into prior to, on, or after the date of this Agreement), the terms of this Agreement shall control.

(f) Amendment. This Agreement may be amended, modified, superseded, cancelled, renewed or extended only by an agreement in writing executed by both parties hereto.

(g) Headings. The headings contained in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement. In this Agreement, the singular includes the plural, the plural included the singular, the masculine gender includes both male and female referents, and the word “or” is used in the inclusive sense.

(h) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

(i) Governing Law. This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws.

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement as of the date first above written.

LEADIS TECHNOLOGY, INC.

By:	/s/ VICTOR K. LEE

Name:	/s/ VICTOR K. LEE

Title:	Chief Financial Officer

EMPLOYEE

/s/ CHOL CHONG
Chol Chong